UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No.1)

Under the Securities Exchange Act of 1934

Mecox Lane Limited

(Name of Issuer)

Ordinary Shares

(Title of Class of Securities)

58403M102

(CUSIP Number)

September 13, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58403M102

1.	Names of Reporting Persons ChinaEquity USD Fund I L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 749,800

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 749,800

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 749,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.19%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 58403M102

1.	Names of Reporting Persons ChinaEquity USD Investment GP L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 749,800

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 749,800

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 749,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.19%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 58403M102

1.	Names of Reporting Persons ChinaEquity USD Investment Management Co.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 749,800

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 749,800

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 749,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.19%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 58403M102

1.	Names of Reporting Persons ChinaEquity Global Holding Co., Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 749,800

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 749,800

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 749,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.19%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 58403M102

1.	Names of Reporting Persons Chaoyong Wang

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization P.R. China

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 749,800

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 749,800

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 749,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.19%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer Mecox Lane Limited
	(b)	Address of Issuer’s Principal Executive Offices 22nd Floor, Gems Tower, Building 20 No. 487, Tianlin Road Shanghai 200233 People’s Republic of China

Item 2.
(a)

Name of Person Filing
This Schedule 13G is being filed on behalf of the following persons:

(i) ChinaEquity USD Fund I L.P.

(ii) ChinaEquity USD Investment GP L.P.

(iii) ChinaEquity USD Investment Management Co.

(iv) ChinaEquity Global Holding Co., Ltd.

(v) Chaoyong Wang

(b)

Address of Principal Business Office or, if none, Residence

(i) ChinaEquity USD Fund I L.P.

Suite 05-07, 10th Floor, Block A, Office Park,
No.10, Jintong West Road,
Chaoyang District,
Beijing 100020, China

(ii) ChinaEquity USD Investment GP L.P.

Suite 05-07, 10th Floor, Block A, Office Park,
No.10, Jintong West Road,
Chaoyang District,
Beijing 100020, China

(iii) ChinaEquity USD Investment Management Co.

Suite 05-07, 10th Floor, Block A, Office Park,
No.10, Jintong West Road,
Chaoyang District,
Beijing 100020, China

(iv) ChinaEquity Global Holding Co,. Ltd.

Suite 05-07, 10th Floor, Block A, Office

No.10, Jintong West Road,
Chaoyang District,
Beijing 100020, China

(v) Chaoyong Wang

1045, Laimeng Lake Villa
Shunyi District

Beijing 101301, China

	(c)	Citizenship See Item 4 of the cover pages
	(d)	Title of Class of Securities Ordinary Shares
	(e)	CUSIP Number 58403M102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
This statement is filed pursuant to Rule 13d-1(c) (Note: See Item 7).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 749,800
	(b)	Percent of class: 6.19%
	(c)	Number of shares as to which the person has: 749,800
		(i)	Sole power to vote or to direct the vote 749,800
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 749,800
		(iv)	Shared power to dispose or to direct the disposition of 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

ChinaEquity USD Fund I L.P., a limited partnership established in Cayman Islands, is the record shareholder of the ordinary shares as the subject to this filing.

ChinaEquity USD Investment GP L.P., a limited partnership established in Cayman Islands,  is the general partner of ChinaEquity USD Fund I L.P.

ChinaEquity USD Investment Management Co., a company limited by shares incorporated in Cayman Islands,  is the general partner of ChinaEquity USD Investment GP L.P.

ChinaEquity Global Holding Co., Ltd., a company incorporated in the British Virgin Islands, is the sole shareholder and owner of ChinaEquity USD Investment Management Co.

Chaoyong Wang, a Chinese citizen, is the sole shareholder and owner of ChinaEquity Global Holding Co., Ltd.

Item 8.	Identification and Classification of Members of the Group

ChinaEquity USD Fund I L.P., a limited partnership established in Cayman Islands, is the record shareholder of the ordinary shares the subject to this filing.

ChinaEquity USD Investment GP L.P., a limited partnership established in Cayman Islands,  is the general partner of ChinaEquity USD Fund I L.P.

ChinaEquity USD Investment Management Co., a company limited by shares incorporated in Cayman Islands,  is the general partner of ChinaEquity USD Investment GP L.P.

ChinaEquity Global Holding Co., Ltd., a company incorporated in the British Virgin Islands, is the sole shareholder and owner of ChinaEquity USD Investment Management Co.

Chaoyong Wang, a Chinese citizen, is the sole shareholder and owner of ChinaEquity Global Holding Co., Ltd.

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

10/15/2013
Date

ChinaEquity USD Fund I L.P.	By:	/s/ Chaoyong Wang
Name: Chaoyong Wang
Title: Duly authorized signatory under Power of Attorney effective as of October 15, 2013

ChinaEquity USD Investment GP L.P.	By:	/s/ Chaoyong Wang
Name: Chaoyong Wang
Title: Duly authorized signatory under Power of Attorney effective as of October 15, 2013

ChinaEquity USD Investment Management Co.	By:	/s/ Chaoyong Wang
Name: Chaoyong Wang
Title: Director

ChinaEquity Global Holding Co., Ltd.	By:	/s/ Chaoyong Wang
Name: Chaoyong Wang
Title: Director

Chaoyong Wang	By:	/s/ Chaoyong Wang
Chaoyong Wang

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).